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                                   EXHIBIT 5.1

BLANK ROME COMISKY & MCCAULEY LLP_____________________________________________
Counselors at Law
                                                              Delaware
Direct Dial:  (215) 569-5500                                  Florida
Fax:          (215) 569-5555                                  Maryland
E-Mails:       blankrome.com                                  New Jersey
                                                              New York
                                                              Ohio
                                                              Pennsylvania
                                                              Washington, DC



                                  June 25, 2002



A.C. Moore Arts & Crafts, Inc.
500 University Court
Blackwood, NJ 08012

Gentlemen:

         We have acted as counsel to A.C. Moore Arts & Crafts, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 750,000 shares of common stock, no par value ("Common Stock"), by the Company pursuant to the Company's 2002 Stock Option Plan (the "Plan"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

         Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

         In rendering this opinion, we have examined the following documents:
(i) the Company's Articles of Incorporation and Bylaws; (ii) Resolution of the Board of Directors of the Company dated May 16, 2002; (iii) the Registration Statement; and (iv) a copy of the Plan. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.



             One Logan Square, Philadelphia, Pennsylvania 19103-6998
                      Phone: 215.569.5500 Fax: 215.569.5555
                                www.blankrome.com

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         We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Sincerely,

                                      /s/ Blank Rome Comisky & McCauley LLP

                                      BLANK ROME COMISKY & McCAULEY LLP


             One Logan Square, Philadelphia, Pennsylvania 19103-6998
                      Phone: 215.569.5500 Fax: 215.569.5555
                                www.blankrome.com